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                                                                    Exhibit 23.1


[KPMG LOGO]


     191 West Nationwide Boulevard           Telephone 614 249 2300
     Suite 500                               Fax 614 249 2348
     Columbus, OH 43215-2568



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
R.G. Barry Corporation:

We consent to the use of our report dated February 28, 2003, with respect to the consolidated balance sheets of R.G. Barry Corporation as of December 28, 2002 and December 29, 2001, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 28, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

Columbus, Ohio
December 11, 2003